  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 2003
                                 Registration Statement No. 33-
                                                               --------------

=============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                           --------------------
                                 FORM S-8
                          Registration Statement
                                 Under the
                          Securities Act of 1933

     -----------------------------------------------------------------

                      ANHEUSER-BUSCH COMPANIES, INC.
          (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                                          43-1162835
  (State or Other Jurisdiction                                (IRS Employer
of Incorporation or Organization)                          Identification No.)

                              ONE BUSCH PLACE
                         ST. LOUIS, MISSOURI 63118
                 (Address of Principal Executive Offices)

      ANHEUSER-BUSCH DEFERRED INCOME STOCK PURCHASE AND SAVINGS PLAN
       (FOR EMPLOYEES COVERED BY A COLLECTIVE BARGAINING AGREEMENT)
                         (Full Title of the Plan)

                              JOBETH G. BROWN
                  VICE PRESIDENT AND CORPORATE SECRETARY
                      ANHEUSER-BUSCH COMPANIES, INC.
                              ONE BUSCH PLACE
                         ST. LOUIS, MISSOURI 63118
                  (Name and Address of Agent for Service)

                              (314) 577-3314
        Telephone Number, Including Area Code of Agent for Service


                                          CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
                              Proposed
 Title of Securities           Amount               Maximum          Proposed Maximum         Amount of
   to be Registered            to be            Offering Price          Aggregate           Registration
                             Registered           Per Share*          Offering Price             Fee
-----------------------------------------------------------------------------------------------------------

  Common Stock, par      10,000,000 Shares          $51.33             $513,300,000          $41,525.97
   value $1.00 per
   share, including
   preferred stock
   purchase rights
-----------------------------------------------------------------------------------------------------------

         *Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(h)(1), the proposed offering price of shares was based on the average of the high and low prices reported on the New York Stock Exchange on May 14, 2003.

         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                  PART I

         The Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

                                  PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                       CERTAIN FINANCIAL INFORMATION
                       -----------------------------

Item 3.      Incorporation of Documents by Reference.

         The following documents are incorporated by reference in this registration statement:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2002.

         (b) The Form 11-K, Annual Report of the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Employees Covered by a Collective Bargaining Agreement) for the fiscal year ended March 31, 2002, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001.

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

         (d) The descriptions of the Registrant's shares of common stock, including the preferred stock purchase rights relating thereto, contained in the Registrant's registration statements filed under the Securities Exchange Act of 1934, File No. 1-7823, including any amendment or report filed for the purpose of updating such descriptions.

         All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         The information below is provided to comply with certain requirements of the Securities and Exchange Commission applicable to this Registration Statement. This information supplements and should be read in connection with the Management's Discussion and Analysis of Operations and Financial Condition ("MD&A") included in the Registrant's Form 10-K for the fiscal year ended December 31, 2002.

EFFECTS OF CESSATION OF GOODWILL AMORTIZATION

         As described in MD&A, the Registrant ceased amortizing goodwill in the first quarter 2002, in accordance with FAS No. 142 "Goodwill and Other Intangible Assets." Accordingly, the Registrant's operating results for 2002 do not reflect goodwill amortization, but the operating results for 2001 and 2000 do reflect goodwill amortization. In order to provide the clearest understanding of the Registrant's operations, discussions of operating results for 2002 vs. 2001 in MD&A were based on 2001 results reported on a comparable basis, excluding the impact of goodwill amortization. The table below summarizes 2001 operating results on both a reported basis (including goodwill amortization) and a comparable basis (excluding goodwill amortization) and compares results for 2002 and 2001 on both a reported basis and a comparable basis. Income before income taxes of the entertainment segment also excludes a $17.8 million gain resulting from the sale of the SeaWorld theme park in Cleveland, Ohio.

                                                                                     % Change 2002 vs. 2001
                                                                                     Favorable/(Unfavorable)
                                                                               -----------------------------------
                                           2001               2001
                                         Reported          Comparable              Reported           Comparable
                                          Basis              Basis                  Basis               Basis
                                                                               ---------------      --------------
                                         (in millions except for per
                                                 share data)
Cost of Sales                            $(7,950.4)         $(7,938.9)               (2.3)%              (2.4)%
Gross Profit                             $ 4,961.1          $ 4,972.6                 9.6%                9.3%
Gross Profit Margin                           38.4%              38.5%            1.7 pts.            1.6 pts.
Marketing, Distribution &
   Administrative Expenses               $(2,255.9)         $(2,254.2)               (8.8)%              (8.9)%
Operating Income                         $ 2,723.0          $ 2,736.2                 9.4%                8.9%
Operating Profit Margin                       21.1%              21.2%            0.9 pts.            0.8 pts.
Operating Profit Margin Excluding
  Gain on Sale of SeaWorld
  Cleveland                                      -               21.1%                  -             0.9 pts.
Income Before Income Taxes               $ 2,377.6          $ 2,393.5                10.3%                9.6%
Domestic Beer Segment Income Before
  Income Taxes                           $ 2,667.1          $ 2,671.7                 9.5%                9.3%
International Beer Segment Income
  Before Income Taxes                    $    54.4          $    55.6                39.9%               36.9%
Packaging Segment Income Before
   Income Taxes                          $   107.5          $   108.3                43.3%               42.2%
Entertainment Segment Income Before
  Income Taxes                           $   147.4          $   141.6                 3.8%                8.0%
Equity Income                            $   254.4          $   274.3                38.3%               28.2%
Net Income                               $ 1,704.5          $ 1,740.3                13.4%               11.1%
Effective Tax Rate                            39.0%              38.7%           (0.7 pts.)          (1.0 pts.)

Basic Earnings Per Share                 $    1.91          $    1.95                16.8%               14.4%

Diluted Earnings Per Share               $    1.89          $    1.93                16.4%               14.0%

Item 4.      Description of Securities.

         The Registrant's common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

Item 5.      Interests of Named Experts and Counsel.

         The financial statements incorporated in this Registration Statement pursuant to Item 3 have been so incorporated in reliance of the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
         Thomas Larson, Esq., Associate General Counsel of the Registrant, has passed upon the legality of the shares offered under this registration statement.
         Mark Voelpel, Esq., Associate General Counsel of the Registrant, has passed upon the compliance of certain amendments of the Plan with ERISA.

Item 6.      Indemnification of Directors and Officers.

         The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         The Registrant's Restated Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by the Registrant to the full extent authorized or permitted by Delaware law. The Restated Certificate also provides that the Registrant may purchase and maintain insurance and may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements), and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.

         The Registrant has entered into indemnification agreements with its directors and its executive officers.

Item 7.      Exemptions from Registration Claimed.

Not Applicable.

Item 8.      Exhibits.

5.1 Opinion and consent of Thomas Larson, Esq., Associate General Counsel of the Registrant, concerning the legality of the shares of common stock being registered hereunder.

5.2      Internal Revenue Service Determination Letter dated November 29, 2001.

5.3 Opinion and Consent of Mark Voelpel, Associate General Counsel of the Registrant, concerning the compliance of the Plan with the requirements of ERISA.

23       Consent of Independent Accountants

24       Power of Attorney executed by directors and officers of the Registrant.

Item 9.      Undertakings.

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to
             the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 15, 2003.

                           ANHEUSER-BUSCH COMPANIES, INC.


                           By:  /s/ JOBETH G. BROWN
                                --------------------------------------------
                                    JoBeth G. Brown
                                    (Vice President and Corporate Secretary)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

                                            Title                               Date

           PATRICK T. STOKES            *   President and Chief                 May 15, 2003
----------------------------------------    Executive Officer and
           Patrick T. Stokes                Director (Principal
                                            Executive Officer)

           W. RANDOLPH BAKER            *   Vice President                      May 15, 2003
----------------------------------------    President and Chief
           W. Randolph Baker                Financial Officer (Principal
                                            Financial Officer)

              JOHN F. KELLY             *   Vice President and                  May 15, 2003
----------------------------------------    Controller (Principal
              John F. Kelly                 Accounting Officer)

           AUGUST A. BUSCH III          *   Chairman of the Board               May 15, 2003
----------------------------------------    and Director
           August A. Busch III

           CARLOS FERNANDEZ G.          *   Director                            May 15, 2003
----------------------------------------
           Carlos Fernandez G.

             JAMES J. FORESE            *   Director                            May 15, 2003
----------------------------------------
             James J. Forese

              JOHN E. JACOB             *   Director                            May 15, 2003
----------------------------------------
              John E. Jacob

             JAMES R. JONES             *   Director                            May 15, 2003
----------------------------------------
             James R. Jones

                                        *   Director
----------------------------------------
           Charles F. Knight

         VERNON R. LOUCKS, JR.          *   Director                            May 15, 2003
----------------------------------------
         Vernon R. Loucks, Jr.

          VILMA S. MARTINEZ             *   Director                            May 15, 2003
----------------------------------------
          Vilma S. Martinez


                                    9



         WILLIAM PORTER PAYNE           *   Director                            May 15, 2003
----------------------------------------
         William Porter Payne

            JOYCE M. ROCHE              *   Director                            May 15, 2003
----------------------------------------
            Joyce M. Roche

         HENRY HUGH SHELTON             *   Director                            May 15, 2003
----------------------------------------
         Henry Hugh Shelton

           ANDREW C. TAYLOR             *   Director                            May 15, 2003
----------------------------------------
           Andrew C. Taylor

                                        *   Director
----------------------------------------
         Douglas A. Warner III

        EDWARD E. WHITACRE, JR.         *   Director                            May 15, 2003
----------------------------------------
        Edward E. Whitacre, Jr.


                                    * By: /s/ JOBETH G. BROWN
                                          -------------------------
                                              JoBeth G. Brown
                                              Attorney-in-Fact


         The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) of the Plan have duly caused this registration statement to be signed by the undersigned thereunto duly authorized in the City of St. Louis, State of Missouri on May 15, 2003.


                           ANHEUSER-BUSCH DEFERRED INCOME STOCK PURCHASE AND SAVINGS PLAN (For Employees
                           Covered by a Collective Bargaining
                           Agreement)

                           By:  ANHEUSER-BUSCH COMPANIES, INC.,
                           as Plan Administrator

                           By:      /s/ John T. Farrell
                              -----------------------------------------
                                 Vice President, Employee Benefits

                               EXHIBIT INDEX


5.1 Opinion and consent of Thomas Larson, Esq., Associate General Counsel of the Registrant, concerning the legality of the shares of common stock being registered hereunder.

5.2      Internal Revenue Service Determination Letter dated November 29, 2001.

5.3 Opinion and consent of Mark Voelpel, Associate General Counsel of Registrant, concerning the compliance of the Plan with the requirements of ERISA.

23       Consent of Independent Accountants.

24       Power of Attorney executed by directors and officers of the Registrant.